UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2013, the Board of Directors (the “Board”) of Oxygen Biotherapeutics, Inc. (the “Company”) elected John Kelley, the Company’s Chief Executive Officer, as a director with a term expiring at the Company’s next annual meeting of stockholders.  Mr. Kelley’s election to the Board was pursuant to the terms of his Employment Agreement with the Company, dated November 13, 2013, and the terms of the Asset Purchase Agreement (the “Purchase Agreement”), dated October 21, 2013, by and among the Company, Life Newco, Inc., Phyxius Pharma, Inc. (“Phyxius”) and the stockholders of Phyxius.  Other than the foregoing, there are no arrangements or understandings between Mr. Kelley and any other person pursuant to which Mr. Kelley was appointed as a director.

Mr. Kelley was not, and is not expected to be, appointed to any committees of the Board.

Other than the transactions previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2013, and which is incorporated herein by reference, Mr. Kelley is not, has not been, and is not currently proposed to be a participant in any related person transactions with the Company or any related person that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Kelley is not a party to any material plan, contract or arrangement entered into or materially amended in connection with his election to the Board, and he will not receive any additional compensation for his service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oxygen Biotherapeutics, Inc.

Date: December 23, 2013	By:	/s/ John Kelley
John Kelley
Chief Executive Officer